TEXTO REFUNDIDO

DE LOS ESTATUTOS SOCIALES

DE

EMPRESA NACIONAL DE ELECTRICIDAD S.A.

Título  I

Denominación, Domicilio y Duración

Artículo 1°            Se establece una sociedad anónima bajo la denominación de "EMPRESA NACIONAL DE ELECTRICIDAD S.A.", que se regirá por las disposiciones de los presentes estatutos y, en el silencio de ellos, por las de la Ley 18.046 y su reglamento y demás normas aplicables a este tipo de sociedades, pudiendo asimismo usar el nombre de fantasía ENDESA o ENDESA CHILE, sólo para fines publicitarios.

Artículo 1° bis      Sin perjuicio de lo establecido en el artículo anterior, la sociedad estará sujeta a las disposiciones del Decreto Ley N° 3.500, sus modificaciones, a las modificaciones futuras de este cuerpo legal y a las disposiciones legales que pudieren sustituirlo o reemplazarlo.

Artículo 2°            El domicilio legal de la sociedad será la ciudad de Santiago, sin perjuicio de los domicilios especiales que establezca en otros lugares.

Artículo 3°            La duración de la sociedad será indefinida.

Artículo 4°            La sociedad tendrá por objeto principal explotar la producción, transporte, distribución y suministro de energía eléctrica, pudiendo para tales efectos obtener, adquirir y gozar las concesiones y mercedes respectivas.

Tendrá también como objeto prestar servicios de consultoría en todos los ámbitos y especialidades de la ingeniería y de la gestión de empresas; adquirir, diseñar, construir, mantener y explotar obras de infraestructura civiles o hidráulicas directamente relacionadas con concesiones de obras públicas; explotar los bienes que conforman su activo; realizar inversiones, desarrollar proyectos y efectuar operaciones o actividades en el campo energético y en aquellas actividades o productos relacionados directamente con la energía; realizar inversiones, desarrollar proyectos y efectuar operaciones o actividades en procesos industriales en que la energía eléctrica sea esencial, determinante y tenga un uso intensivo en dichos procesos.

Además, la sociedad podrá invertir en bienes inmuebles y en activos financieros, títulos o valores mobiliarios, derechos en sociedades y documentos mercantiles en general, siempre y cuando se relacionen con el objeto social, pudiendo adquirirlos, administrarlos y enajenarlos.

En el cumplimiento de su objeto social, la sociedad podrá actuar directamente o a través de sociedades filiales o coligadas, tanto en el país como en el extranjero.

Título  II

Capital y Acciones

Artículo 5°  El capital de la sociedad es de $1.138.620.063.108.- dividido en 8.201.754.580 acciones nominativas y sin valor nominal. Este capital se encuentra suscrito, enterado y pagado en la forma indicada en el artículo 1° transitorio”.

Artículo 5º bis      Ninguna persona, directamente o por intermedio de otras personas relacionadas podrá concentrar más de un 65% del capital con derecho a voto de la sociedad.  El factor de concentración de la sociedad será un 0,6 conforme a lo dispuesto en el artículo 47 del D.L. Nº 3.500, de 1980, y sus modificaciones.  Corresponderá a los administradores de la sociedad velar por el estricto cumplimiento de lo anterior, en conformidad a lo establecido en los artículos 114, 115 y 116 del D.L. Nº 3.500 y sus modificaciones.  El activo contable depurado de la sociedad, conforme lo dispuesto en el artículo 112 del Decreto Ley 3.500, calculado sobre la base del balance individual, como proporción de su activo total, será al menos el valor mínimo que de acuerdo con lo señalado en el artículo 47 del citado Decreto Ley sea compatible con un factor de activo contable depurado igual a 0,6.  A su vez, el 10% del capital con derecho a voto de la sociedad, como mínimo, deberá estar en posesión de los accionistas minoritarios, y el 15% de dicho capital, a lo menos, deberá estar suscrito por más de cien accionistas no relacionados entre sí, cada uno de los cuales deberá ser dueño de un mínimo equivalente a 100 Unidades de Fomento en acciones, según el valor que se les haya fijado en el último balance.  Con el objeto de dar cumplimiento a lo establecido en el artículo 114 del citado Decreto Ley, la sociedad, al serle presentado para su inscripción un traspaso de acciones, sólo podrá inscribir a nombre del respectivo accionista un número de acciones con el cual no se sobrepasen los límites de concentración accionaria aceptados por la ley y por el presente estatuto social.  En el evento que un accionista reúna un número mayor de acciones que el tolerado por la ley o por el presente estatuto, la sociedad, dentro del plazo de quince días, notificará al accionista a fin de que enajene el remanente, sin perjuicio de la obligación para ambos de suscribir un compromiso de desconcentración en los términos de los artículos 124 y siguientes del Decreto Ley Nº 3.500, de 1980, y sus modificaciones.  Los accionistas no tendrán derecho a optar para suscribir acciones en forma preferente, cuando su ejercicio signifique sobrepasar los márgenes de concentración establecidos en estos estatutos.  La sociedad podrá solicitar a sus accionistas los antecedentes necesarios para determinar la existencia de personas relacionadas, o tratándose de accionistas que sean personas jurídicas, los nombres de sus principales socios y los de las personas naturales que estén relacionados con éstos.  Los accionistas estarán obligados a proporcionar dicha información. Se entenderá por accionistas minoritarios y por personas relacionadas los que se encuentren comprendidos en las definiciones establecidas en el artículo 98º del Decreto Ley Nº 3.500, de 1980, y sus modificaciones.

Artículo 6°            Se llevará un registro de todos los accionistas con anotación del número de acciones que cada uno posea, y de las demás menciones que señala el artículo 13 del Reglamento de la Ley N° 18.046. Solamente podrán ejercer sus derechos de accionistas los que se encuentren registrados.

La forma de los títulos de las acciones, su emisión, canje, inutilización, extravío, reemplazo, cesión y demás circunstancias de los mismos, se regirán por lo dispuesto en la ley y su reglamento.

Título  III

Administración de la Sociedad

Artículo 7°            La sociedad será administrada por un Directorio compuesto de nueve miembros.

Artículo 8°            Los directores durarán tres años en sus funciones y podrán ser reelegidos indefinidamente.

Artículo 9°            El Directorio se renovará totalmente cada tres años, en junta ordinaria de accionistas.  En la elección de directores y en todas las demás que se efectúen en las juntas, los accionistas dispondrán de un voto por acción que posean o representen y podrán acumularlos en favor de una persona o distribuirlos en la forma que lo estimen conveniente, resultando elegidas las personas que, en una misma y única votación, obtengan el mayor número de votos hasta completar el número de personas por elegir.

Lo dispuesto en el inciso precedente no obsta a que por acuerdo unánime de los accionistas presentes con derecho a voto, se omita la votación y se proceda a elegir por aclamación.

Artículo 10°          El acta que contiene la elección de los directores contendrá la designación de todos los accionistas asistentes, con especificación del número de acciones por el cual cada uno haya votado por sí, o en representación, y con expresión del resultado general de la votación.

Artículo 11°          En caso de muerte, renuncia, quiebra, incompatibilidades o limitaciones de cargos u otra imposibilidad que incapacite a un director para desempeñar sus funciones o lo haga cesar en ellas, deberá procederse a la renovación total del Directorio en la próxima junta ordinaria de accionistas que deba celebrar la sociedad, y en el intertanto el Directorio podrá nombrar un reemplazante.

Artículo 12°          El Directorio podrá ser revocado en su totalidad antes de la expiración de su mandato por acuerdo de la junta ordinaria o extraordinaria de accionistas y, en tal caso, la misma junta deberá elegir nuevo Directorio.  No procederá, en consecuencia, la revocación individual o colectiva de uno o más de sus miembros.

Artículo 13°          En su primera reunión después de la junta de accionistas en que se haya efectuado su elección, el Directorio elegirá de su seno un Presidente y un Vicepresidente.  Actuará de Secretario el Gerente General de la sociedad o la persona que expresamente designe el Directorio para servir dicho cargo.

Artículo 14°          Las sesiones de Directorio serán ordinarias y extraordinarias.  De las primeras habrá a lo menos 12 sesiones al año, distribuidas en las fechas que el propio Directorio determine, debiendo por lo menos haber una sesión al mes.  Las segundas se celebrarán cuando las cite el Presidente por sí o a indicación de uno o más directores, previa calificación que el Presidente haga de la necesidad de la reunión, salvo que ésta sea solicitada por la mayoría absoluta de los directores.

En las sesiones extraordinarias sólo podrá tratarse de los asuntos que específicamente se señalen en la convocatoria.

La citación a sesiones extraordinarias de Directorio se practicará mediante carta certificada despachada a cada uno de los directores, a lo menos, con 3 días de anticipación a su celebración.  Este plazo podrá reducirse a 24 horas de anticipación sí la carta fuere entregada personalmente al director por un Notario Público.

Artículo 15°          El quórum para que sesione el Directorio será la mayoría absoluta de sus miembros.  Los acuerdos del Directorio se adoptarán con el voto favorable de la mayoría absoluta de los directores asistentes, salvo los acuerdos que según la ley o estos estatutos requieran de una mayoría superior.  En casos de empate, decidirá el voto de quien presida la sesión.

El Directorio, actuando dentro de los límites que determine la política de inversiones y financiamiento de la sociedad, deberá pronunciarse sobre las inversiones que ésta pueda efectuar conforme a sus estatutos.  En caso de que las inversiones en su giro principal representen más de un 3% de su patrimonio contable, o más de un 1% de ese patrimonio en las otras actividades establecidas en su objeto, ellas deberán ser aprobadas con el voto favorable de a lo menos seis directores.

Artículo 16°          Todos los actos o contratos que sean calificados como operaciones con partes relacionadas, de conformidad al artículo 146 de la Ley N° 18.046, sólo podrán celebrarse cuando tengan por objeto contribuir al interés social, se ajusten en precio, término y condiciones a aquellas que prevalezcan en el mercado al tiempo de su aprobación, y cumplan los requisitos y procedimientos establecidos en el artículo 147 de la precitada ley. Lo anterior es sin perjuicio de las excepciones que contempla dicho artículo 147, caso en los cual las operaciones correspondientes podrán celebrarse sin los requisitos y procedimientos antes señalados, previa autorización del Directorio.

Artículo 16° bis    Todos los actos o contratos que la sociedad celebre con sus accionistas mayoritarios, sus directores o ejecutivos, o con personas relacionadas con éstos, deberán ser previamente aprobados por las dos terceras partes del Directorio y constar en el acta correspondiente.

Artículo 17°          De las deliberaciones y acuerdos del Directorio se dejará constancia en un libro especial de actas, que será firmado en cada oportunidad por los directores que hubieran concurrido a la sesión.  Si alguno de ellos falleciera o se imposibilitare por cualquier causa  para firmar el acta correspondiente, se dejará constancia al pie de la misma de la respectiva circunstancia de impedimento.

El acta se entenderá aprobada desde el momento en que se encuentre firmada por las personas antes señaladas y desde ese mismo momento se podrán llevar a efecto los acuerdos en ella adoptados. Con todo, la unanimidad de los directores que concurrieron a una sesión podrá disponer que los acuerdos adoptados en ella se lleven a efecto sin esperar la aprobación del acta, de lo cual se dejará constancia en un documento firmado por todos ellos que contenga el acuerdo adoptado.

Artículo 18°          El director que quisiera salvar su responsabilidad por algún acto o acuerdo del Directorio deberá hacer constar en el acta su oposición y de ello dará cuenta el Presidente de la sociedad en la junta ordinaria de accionistas más próxima.

Artículo 19°          Los directores serán remunerados por sus funciones y la cuantía de sus remuneraciones será fijada anualmente por la junta ordinaria de accionistas.

Artículo 20°          El Directorio para el cumplimiento del objeto social, circunstancia que no será necesaria acreditar ante terceros, tendrá la representación judicial y extrajudicial de la sociedad y estará investido de todas las facultades de administración y disposición que la ley o estos estatutos no establezcan como privativas de la junta de accionistas, sin que sea necesario otorgarle poder especial alguno, inclusive para aquellos actos o contratos respecto de los cuales las leyes exijan esta circunstancia.  Lo anterior es sin perjuicio de la representación judicial que corresponde al Gerente General de la sociedad.

Artículo 20° bis    En el ejercicio de las facultades que se expresan en el artículo precedente, el Directorio deberá actuar siempre dentro de los límites que determine la política de inversiones y financiamiento que apruebe la junta ordinaria en conformidad a lo establecido por el artículo 119 del Decreto ley N° 3.500 de 1980, y sus modificaciones.

Artículo 21°          Las funciones de director no son delegables y se ejercen colectivamente en Sala legalmente constituida.

El Directorio podrá delegar parte de sus facultades en los gerentes, ejecutivos principales, subgerentes o abogados de la sociedad, en el Presidente, en un director o en una comisión de directores y, para objetos especialmente determinados, en otras personas.

La sociedad llevará un registro público indicativo de sus presidentes, directores, gerentes, ejecutivos principales y liquidadores, con especificación de las fechas de iniciación y término de sus funciones.

Título  IV

Comité de Directores

Artículo 22°        En tanto la sociedad cumpla con los requisitos patrimoniales y de concentración establecidos en el artículo 50 bis, o del que lo suceda o reemplace, de la Ley N° 18.046, estará obligada a designar al menos un director independiente y un Comité de Directores. Este Comité se regirá en su generación, integración, funcionamiento y atribuciones por lo dispuesto en la precitada ley y lo preceptuado en la materia por la Superintendencia de Valores y Seguros.

Artículo 23°          Sin perjuicio de lo dispuesto en el artículo precedente, en tanto la sociedad sea un emisor de valores debidamente registrado ante la Bolsa de Valores de Nueva Cork (NYSE) o cualquier otra bolsa nacional estadounidense, la generación, integración, funcionamiento y atribuciones del Comité de Directores se regirá también, en todo cuanto no sea contrario a la legislación de Chile, por lo dispuesto en forma obligatoria para los denominados “Comités de Auditoría” en la Sarbanes Oxley Act (SOX) de los Estados Unidos de América y por lo preceptuado en esta materia por la Securities and Exchange Commission (SEC) y la Bolsa de Valores de Nueva York (NYSE) o por el organismo o entidad que en definitiva corresponda conforme a la legislación de los Estados Unidos de América. Con todo, en caso de un conflicto, discordancia o incompatibilidad irreconciliable o irremediable entre lo dispuesto por la legislación chilena y la estadounidense para el Comité de Directores y el Comité de Auditoría, respectivamente, primará la ley chilena por sobre la extranjera, sin perjuicio que el Directorio podrá convocar a una junta extraordinaria de accionistas para reformar los estatutos en caso que sea necesario, y tendrá las más amplias facultades, actuando dentro de su esfera de atribuciones, para resolver dicho conflicto, discordancia o incompatibilidad, en la medida que ello sea posible, mediante la creación de nuevos comités y/o subcomités, como también mediante la delegación de parte de sus facultades de conformidad a lo dispuesto en el artículo 40 de la Ley N° 18.046. Los accionistas, directores y el Directorio de la sociedad deberán velar en todo momento que los acuerdos y políticas adoptadas por ésta sean compatibles y armónicas con las disposiciones de ambas legislaciones.

Artículo 24°        El Comité de Directores estará compuesto por 3 miembros, la mayoría de los cuales deberán ser independientes según los criterios y requisitos que para estos efectos establece el artículo 50 bis de la Ley N° 18.046, tanto al momento de su designación como durante todo el período que se desempeñen como miembros del Comité. Sin perjuicio de lo anterior, complementariamente a lo dispuesto en el artículo vigésimo tercero precedente, en tanto la sociedad sea un emisor de valores debidamente registrado ante la NYSE o cualquier otra bolsa nacional estadounidense, y en orden a dar estricto cumplimiento a las exigencias legales y reglamentarias que dicho registro conlleva, todos los miembros del Comité de Directores deberán cumplir adicionalmente con los criterios y requisitos de independencia  que al efecto prescriben la SOX, la SEC y la NYSE. Así, ningún director que haya sido elegido o designado como miembro del Comité de Directores podrá mantener vinculación, interés o dependencia alguna con la sociedad, sea económica, profesional, crediticia o comercial, cualquiera sea su monto o naturaleza, ni recibir, directa o indirectamente, ingreso, remuneración o compensación alguna de parte de la sociedad o de cualquiera de sus filiales, que no sea por concepto ni tenga como única y exclusiva fuente las labores que desempeñe como miembro del Directorio, como miembro del Comité de Directores, o como miembro de cualquier otro comité o subcomité de directores de la sociedad.

Artículo 25°       La pérdida de independencia que de conformidad a las leyes que rigen a la sociedad y estos estatutos afecte a un miembro del Comité, dará lugar a la inhabilidad sobreviniente del respectivo director para desempeñar su cargo como director y miembro del Comité de Directores, por lo que cesará automáticamente en dicho cargo, sin perjuicio de su responsabilidad frente a los accionistas.

Artículo 26°      Los directores designados miembros del Comité de Directores lo serán por el período de su nombramiento como director, y sólo podrán renunciar a este cargo cuando renuncien al cargo de director o hayan adquirido una inhabilidad sobreviviente para desempeñar su cargo, caso en el cual tendrá aplicación lo dispuesto en el artículo precedente. Ningún director elegido o designado para integrar el Comité de Directores podrá excusarse de dicha elección o designación.

Artículo 27°        Las reuniones del Comité de Directores se constituirán válidamente con la mayoría absoluta del número de sus miembros, y sus acuerdos se adoptarán por la mayoría absoluta de los miembros asistentes. El Comité de Directores deberá elegir de su seno un presidente, el cual tendrá voto dirimente en caso de empate.

Artículo 28°     El Comité tendrá las facultades y deberes que expresamente hayan sido contempladas tanto en las leyes y sus reglamentos, como en la normativa que al efecto haya dictado la autoridad administrativa competente, en especial, las enumeradas en el artículo 50 bis de la Ley N° 18.046, como asimismo cualquier otra materia, encargo, facultad o deber que le encomiende una junta de accionistas o el directorio.

Artículo 29°              Las deliberaciones, acuerdos y organización del Comité de Directores se regirán, en todo lo que les fuere aplicable, por las normas relativas a las sesiones de directorio de la sociedad.

Título  V

Presidencia, Vicepresidencia y Gerencia General

Artículo 30°          El presidente lo será del Directorio, de las juntas de accionistas y de la sociedad.

Le corresponde especialmente:

a)      Presidir las reuniones del Directorio y de las juntas de accionistas.  En su ausencia o imposibilidad, será reemplazado por el vicepresidente y, en  ausencia o imposibilidad de ambos, por la persona que designe el Directorio o la junta de accionistas, según el caso;

b)      Convocar a sesiones al Directorio cuando lo juzgue necesario y a las juntas de accionistas cuando lo acuerde el Directorio o lo pida el número competente de accionistas;

c)      Cumplir y hacer cumplir lo dispuesto en los estatutos y las resoluciones de la junta de accionistas y del Directorio;

d)      Tomar en caso de urgencia, en que no sea posible reunir al Directorio, todas las medidas que sean necesarias a los intereses de la sociedad, debiendo reunir y dar cuenta al Directorio a la mayor brevedad posible.

Artículo 31°          El vicepresidente reemplazará al presidente en caso de ausencia o imposibilidad temporal de éste, sin que sea necesario acreditar estas circunstancias ante terceros.

Artículo 32°          El Directorio designará un gerente general, el cual estará premunido de todas las facultades y obligaciones propias de un factor de comercio y de aquellas otras que contempla la ley y le confiera expresamente el Directorio.

Sin perjuicio de lo anterior, el gerente general tendrá las siguientes facultades y obligaciones:

a)      Velar por el cumplimiento de las leyes, de estos estatutos y de los reglamentos internos que dicte el Directorio, y cumplir las resoluciones de éste y de las juntas de accionistas;

b)      Cautelar los bienes y fondos de la sociedad;

c)      Suscribir todos los documentos públicos y privados que deba otorgar la sociedad, cuando expresamente no se hubiere designado a otra persona para hacerlo;

d)      Representar judicialmente a la sociedad, en conformidad a lo dispuesto en ambos incisos del artículo 7° del Código de Procedimiento Civil;

e)      Nombrar y remover al personal de empleados en la forma que establezca el reglamento respectivo, fijar sus remuneraciones y vigilar su conducta;

f)       Velar por que la contabilidad se lleve puntual y ordenadamente;

g)      Participar con derecho a voz en las reuniones de Directorio, respondiendo con los miembros de él de todos los acuerdos perjudiciales para la sociedad y los accionistas, cuando no constare su opinión contraria en el acta; y

h)      Ejercer las demás funciones que le confieren estos estatutos y las que el Directorio estime conveniente confiarle.

Artículo 33°          Todo nombramiento, vacancia o reemplazo que se produzca, respecto de los cargos de presidente, director, gerente, ejecutivo principal, administrador y liquidador deberá ser comunicado a la Superintendencia de Valores y Seguros, en el plazo que al efecto establece el artículo 68 de la Ley N° 18.045. Esta obligación será de responsabilidad del Directorio de la sociedad.

El cargo de gerente general es incompatible con el de presidente, director, auditor o contador de la sociedad.

Título VI

Juntas de Accionistas

Artículo 34°          Los accionistas se reunirán en juntas ordinarias o extraordinarias.  Las primeras se celebrarán una vez al año dentro del primer cuatrimestre del mismo, para decidir respecto de las materias propias de su conocimiento sin que sea necesario señalarlas en la respectiva citación.

Las segundas podrán celebrarse en cualquier tiempo, cuando así lo exijan las necesidades sociales para decidir respecto de cualquiera materia que la ley o estos estatutos entreguen al conocimiento de las juntas de accionistas y siempre que tales materias se señalen en la citación correspondiente.

Artículo 35°          Son materia de la junta ordinaria:

a)      El examen de la situación de la sociedad y de los informes de los fiscalizadores de la administración y la aprobación o rechazo de la memoria, del balance, de los estados y demostraciones financieras presentadas por el Directorio o liquidadores de la sociedad;

b)      La distribución de las utilidades de cada ejercicio y, en especial, el reparto de dividendos;

c)      La elección o revocación de los miembros del Directorio, de los liquidadores y de los fiscalizadores de la administración;

d)      Fijar la remuneración del Directorio, y

e)      Cualquier otro asunto relacionado con los intereses y marcha de la sociedad, con excepción de aquellos que deban ser tratados en junta extraordinaria de accionistas, en conformidad a la ley y estos estatutos.

Artículo 35° bis    Además de lo dispuesto en el artículo precedente, corresponderá a la junta ordinaria aprobar la política de inversiones y de financiamiento que proponga la administración, en los términos que se contemplan en el artículo 119 del Decreto Ley N° 3.500 de 1980, y sus modificaciones.  Si el Fisco, directa o indirectamente, ya sea por intermedio de empresas del Estado, instituciones descentralizadas, autónomas o municipales, o a través de cualquier otra persona jurídica, es dueño del 50% o más de las acciones emitidas, esta política deberá contemplar los criterios de determinación de los precios de venta de los productos y servicios de la sociedad y requerirá, para su aprobación, del voto conforme de los accionistas mayoritarios representantes del Fisco y de la mayoría absoluta del resto de los accionistas.

Artículo 36°          Son materia de junta extraordinaria:

a)      La disolución de la sociedad;

b)      La transformación, fusión o división de la sociedad y la reforma de sus estatutos;

c)      La emisión de bonos o debentures convertibles en acciones;

d)      La enajenación del activo de la sociedad en los términos que señala el N° 9 del artículo 67 de la Ley N° 18.046;

e)      El otorgamiento de garantías reales o personales para caucionar obligaciones de terceros, excepto si éstos fueren sociedades filiales, en cuyo caso la aprobación del Directorio será suficiente;

f)       La enajenación o aporte, total o parcial, de centrales termo o hidroeléctricas construidas, que sean declaradas esenciales en la Política de Inversión y Financiamiento;  y

g)      Las demás materias que por ley o por estos estatutos correspondan a su conocimiento o a la competencia de las juntas de accionistas.

Las materias señaladas en las letras a), b), c) y d) sólo podrán acordarse en juntas celebradas ante Notario, quien deberá certificar que el acta es expresión fiel de lo ocurrido y acordado en la reunión.  La reforma del objeto social requerirá para su aprobación el voto conforme de las dos terceras partes de las acciones presentes o representadas con derecho a voto.

Artículo 36° bis    Sin perjuicio de lo establecido en el artículo anterior, serán también materia de la junta extraordinaria:

a)      La enajenación de los bienes o derechos de la sociedad declarados esenciales para su funcionamiento en la política de inversiones y de financiamiento, como asimismo la constitución de garantías sobre ellos;  y

b)      La modificación anticipada de la Política de Inversión y Financiamiento aprobada por la junta ordinaria.

Mientras la sociedad se encuentre sujeta a las disposiciones contenidas en el Título XII y demás pertinentes del Decreto Ley N° 3.500 de 1980 y sus modificaciones, cualquiera modificación a las normas establecidas en los artículos 1° bis, 5° bis, 16° bis, 20° bis, 35° bis, 40° bis, 42° bis, 43° bis, 44° bis y en el presente artículo, requerirá el voto conforme del 75% de las acciones emitidas con derecho a voto, de acuerdo con lo prescrito por el artículo 121 del referido Decreto Ley N° 3.500.

Artículo 37°          Las juntas serán convocadas por el Directorio de la sociedad.

El Directorio deberá convocar:

1.      A junta ordinaria, con el fin de conocer de todos los asuntos de su competencia;

2.      A junta extraordinaria siempre que a su juicio los intereses de la sociedad lo justifiquen;

3.      A junta ordinaria o extraordinaria, según sea el caso, cuando así lo soliciten accionistas que representen, a lo menos, el 10% de las acciones emitidas con derecho a voto, expresando en la solicitud los asuntos a tratar en la junta;

4.      A junta ordinaria o extraordinaria, según sea el caso, cuando así lo requiera la Superintendencia de Valores y Seguros, sin perjuicio de su facultad de convocarlas directamente.

Las juntas convocadas en virtud de la solicitud de accionistas o de la Superintendencia, deberán celebrarse dentro del plazo de 30 días a contar de la fecha de la respectiva solicitud.

Artículo 38°          La citación a juntas de accionistas, tanto ordinarias como extraordinarias, se hará por medio de un aviso destacado que se publicará, a lo menos, por tres veces en días distintos en el periódico del domicilio social que haya determinado la junta y en la forma y condiciones que señale el reglamento.

Deberá además enviarse una citación por correo a cada accionista con una anticipación mínima de quince días a la fecha de la celebración de la junta, la que deberá contener una referencia a las materias a ser tratadas en ella e indicación de la forma de obtener copias íntegras de los documentos que fundamentan las diversas opciones sometidas a su voto, los que deberán además ponerse a disposición de los accionistas en el sitio en Internet de la sociedad.

No obstante podrán autoconvocarse y celebrarse válidamente aquellas juntas a las que concurran la totalidad de las acciones emitidas con derecho a voto, aún cuando no se hubieren cumplido las formalidades requeridas para su citación.

Artículo 39°          Las juntas tanto ordinarias como extraordinarias se constituirán en primera citación con acciones que representen a lo menos la mayoría absoluta de las acciones emitidas con derecho a voto, y, en segunda citación, con las que se encuentren presentes o representadas, cualquiera que sea su número, y los acuerdos se adoptarán por la mayoría absoluta de las acciones presentes o representadas con derecho a voto, sin perjuicio de las mayorías especiales que consulta la ley y estos estatutos.

Los avisos de la segunda citación sólo podrán publicarse una vez que hubiere fracasado la junta a efectuarse en primera citación y, en todo caso, la nueva junta deberá ser citada para celebrarse dentro de los cuarenta y cinco días siguientes a la fecha fijada para la junta no efectuada.

Artículo 40°          Solamente podrán participar en las juntas y ejercer sus derechos de voz y voto, los titulares de acciones inscritas en el Registro de Accionistas con cinco días hábiles de anticipación a aquel en que haya de celebrarse la respectiva junta.

Cada accionista tendrá derecho a un voto por cada acción que posea o represente.

Los accionistas podrán hacerse representar en las juntas por otra persona, sea o no accionista.  El poder deberá constar por escrito en la forma y condiciones que contempla la ley y el reglamento.

La calificación de los poderes se efectuará en la forma que contempla la ley y el reglamento.

Artículo 40º bis    No obstante lo dispuesto por el artículo anterior, ningún accionista podrá ejercer por sí o en representación de otros accionistas, el derecho a voto por más del 65% de las acciones suscritas y con derecho a voto de la sociedad, debiendo descontar para este efecto el exceso sobre el 65%.  Para el cálculo de este porcentaje deberán sumarse a las acciones del accionista, las que sean de propiedad de personas relacionadas con éste. Tampoco podrá persona alguna representar a accionistas que en conjunto tengan más de un 65% de las acciones suscritas de la sociedad.

Artículo 41°          Los concurrentes a las juntas de accionistas firmarán una hoja de asistencia, en la que se indicará a continuación de cada firma el número de acciones que el firmante posea, el número de las que represente y el nombre del representado.

Artículo 42°          De las deliberaciones y acuerdos de las juntas se dejará constancia en un libro especial de actas que será llevado por el secretario del Directorio.  Estas actas serán firmadas por el presidente o por el que haga sus veces, por el secretario y por tres de los accionistas asistentes elegidos por la junta, o por todos los accionistas asistentes si éstos fueren menos de tres.  Sólo por consentimiento unánime de los asistentes en una reunión podrá omitirse en el acta dejar constancia de un hecho ocurrido en la junta.

El acta se entenderá aprobada desde el momento de su firma por las personas indicadas y desde ese momento se podrán llevar a efecto los acuerdos a que ella se refiere.

Artículo 42° bis    El derecho a retiro que una Administradora de Fondos de Pensiones pueda ejercer en los casos previstos en el artículo 107 del Decreto Ley N° 3.500 de 1980, estará sujeto a las siguientes reglas especiales:

a)      El derecho a retiro nacerá el día de la publicación del acuerdo de la Comisión Clasificadora de Riesgo que desaprobare las acciones de la sociedad, y desde ese día se contará el plazo para su ejercicio, y para el pago del precio de las acciones en los términos del inciso 2° del artículo 71 de la Ley N° 18.046, y

b)      El valor de la acción que la sociedad deberá pagar a la Administradora de Fondos de Pensiones que ejerciere el derecho a retiro, se determinará en la forma que disponen los artículos pertinentes del Decreto Supremo N° 587 del Ministerio de Hacienda, de 4 de agosto de 1982, reglamento de sociedades anónimas.  No obstante, tratándose de acciones con transacción bursátil, el valor de la acción será el que resulte mayor entre el precio promedio ponderado de las transacciones bursátiles de ella en los 2 meses precedentes al día del acuerdo desaprobatorio de la Comisión Clasificadora de Riesgo que motiva el retiro, debidamente reajustado en la variación experimentada por el Índice de Precios al Consumidor entre el día de cada transacción y el día del acuerdo, o el valor de mercado de ese día resultante del precio promedio de las operaciones efectuadas en las Bolsas de Valores.  El mayor valor así calculado se aplicará sólo si resultare superior al que se determine de conformidad con las disposiciones del citado reglamento de sociedades anónimas. Tratándose de acciones que no tuvieren transacción bursátil, se considerará como fecha para determinar el valor de libros la del acuerdo desaprobatorio de la Comisión Clasificadora de Riesgo.

Artículo 43°          La junta designará anualmente a una empresa de auditoría externa regida por el Título XXVIII de la Ley N° 18.045, con el objeto de examinar la contabilidad, inventario, balance y otros estados financieros de la sociedad y con la obligación de informar por escrito con quince días de anticipación, a lo menos, a la próxima junta ordinaria de accionistas sobre el cumplimiento de su mandato.

Artículo 43° bis    La junta ordinaria de accionistas deberá, además, nombrar anualmente dos inspectores de cuentas titulares y dos suplentes, con el objeto de examinar la contabilidad, inventario, balance y otros estados financieros de la sociedad, debiendo informar por escrito a la próxima junta ordinaria de accionistas sobre el cumplimiento de su mandato.  Los inspectores de cuentas podrán también vigilar las operaciones sociales y fiscalizar las actuaciones de los administradores y el fiel cumplimiento de sus deberes legales, reglamentarios y estatutarios.

Título VII

Balance y Distribución de Utilidades

Artículo 44°          Al 31 de diciembre de cada año se cerrará el ejercicio y se practicará un balance general del activo y pasivo de la sociedad.  El balance deberá expresar el nuevo valor del capital de la sociedad y de las acciones, en conformidad a las disposiciones de la ley.

El Directorio deberá presentar a la consideración de la junta ordinaria de accionistas una memoria razonada acerca de la situación de la sociedad en el último ejercicio, acompañada del balance general, del estado de ganancias y pérdidas y del informe que al respecto presenten los auditores externos.  Todos estos documentos deberán reflejar con claridad la situación patrimonial de la sociedad al cierre del respectivo ejercicio.

En una fecha no posterior a la del primer aviso de la convocatoria a junta ordinaria, el Directorio deberá poner a disposición de cada uno de los accionistas inscritos en el respectivo Registro, una copia del balance y de la memoria de la sociedad, incluyendo el dictamen de los fiscalizadores y sus notas respectivas.

Si el balance general y el estado de ganancias y pérdidas fueren modificados por la junta, las modificaciones, en lo pertinente, se podrán a disposición de los accionistas dentro de los quince días siguientes a la fecha de la junta.

El balance general, estados de ganancias y pérdidas debidamente auditados y otras informaciones que determine la Superintendencia de Valores y Seguros, se publicarán por una sola vez en un diario de amplia circulación en el lugar del domicilio social, con no menos de diez ni más de veinte días de anticipación a la fecha en que se celebre la junta que se pronunciará sobre los mismos, sin perjuicio de su publicación en el sitio en Internet de la sociedad.

Asimismo, los documentos señalados en el inciso anterior deberán presentarse dentro de ese mismo plazo a la Superintendencia en el número de ejemplares que ésta determine.

Si el balance y cuentas de ganancias y pérdidas fueren alterados por la junta, las modificaciones se publicarán en el mismo diario en que se hubieren publicado dichos documentos, dentro de los quince días siguientes a la fecha de la junta.

La memoria, balance, inventario, actas, libros e informes de los fiscalizadores deberán estar a disposición de los accionistas para su examen en la oficina de la administración de la sociedad durante los quince días anteriores a la fecha indicada para la junta.

Durante el período indicado en el inciso anterior, los accionistas tendrán el derecho de examinar iguales antecedentes de las sociedades filiales, en la forma, plazo y condiciones que señale el reglamento.

Ejemplares actualizados de los estatutos y una lista actualizada de los accionistas de la Compañía, en los términos y condiciones que establece el artículo 7° de la Ley N° 18.046, se mantendrán a disposición de los accionistas en la sede social, así como en el sitio en Internet de la sociedad.

Artículo 44° bis    Sin perjuicio de lo dispuesto por los artículos precedentes, el Directorio deberá presentar a la junta ordinaria copia del informe que emitan los inspectores de cuentas a que se refiere el artículo 43° bis del presente estatuto y la proposición de la administración respecto de la política de inversiones y financiamiento.

Artículo 45°          Los dividendos se pagarán exclusivamente con cargo a las utilidades líquidas del ejercicio, o de las retenidas provenientes de balances aprobados por la junta de accionistas.  Si la sociedad tuviere pérdidas acumuladas, las utilidades que se hubieren obtenido en el ejercicio serán destinadas en primer lugar a absorber dichas pérdidas.

Si hubiere pérdidas en un ejercicio, éstas serán absorbidas con las utilidades retenidas, de haberlas.

Artículo 46°          Se distribuirá anualmente como dividendo en dinero a los accionistas, a prorrata de sus acciones, el 30% a lo menos de las utilidades líquidas de cada ejercicio, salvo acuerdo diferente adoptado en la junta respectiva, por la unanimidad de las acciones emitidas.

Título VIII

Disolución y Liquidación

Artículo 47°          La sociedad se disolverá por las causales señaladas en el artículo 103 de la Ley N° 18.046.

Artículo 48°          Disuelta la sociedad, se procederá a su liquidación por una comisión liquidadora compuesta por tres miembros elegidos por la junta de accionistas, la que determinará sus facultades, obligaciones, remuneraciones y plazo.

Título IX

Arbitraje

Artículo 49°          Cualquier dificultad que se suscite entre los accionistas en su calidad de tales, o entre éstos y la sociedad o sus administradores, durante la vigencia o liquidación de la sociedad, será resuelta por un árbitro arbitrador en cuanto al procedimiento y de derecho en cuanto al fallo, nombrado de común acuerdo por las partes.  A falta de este acuerdo el nombramiento lo hará la justicia ordinaria a petición de cualquiera de ellas, caso en el cual, el nombramiento sólo podrá recaer en abogados que se hayan desempeñado como profesores titulares de las cátedras de Derecho Civil, Comercial o Económico en las Universidades de Chile o Católica de Chile, con sede en Santiago.  Lo anterior es sin perjuicio de que al producirse un conflicto el demandante pueda sustraer su conocimiento de la competencia del árbitro y someterlo a la decisión de la Justicia Ordinaria, derecho que no podrá ser ejercido por los directores, gerentes, administradores y ejecutivos principales de la sociedad ni tampoco por aquellos accionistas que individualmente posean, directa o indirectamente, acciones cuyo valor libro o bursátil supere las 5.000 unidades de fomento, de acuerdo al valor de dicha unidad a la fecha de presentación de la demanda.

Artículos Transitorios

Artículo 1° transitorio         El capital de la sociedad de $1.138.620.063.108.- (un billón ciento treinta y ocho mil seiscientos veinte millones sesenta y tres mil ciento ocho pesos) dividido en 8.201.754.580 (ocho mil doscientos un millones setecientos cincuenta y cuatro mil quinientos ochenta) acciones nominativas y sin valor nominal ha sido íntegramente suscrito, enterado y pagado, en la forma que se indica a continuación:

Con $911.503.127.105.- (novecientos once mil quinientos tres millones ciento veintisiete mil ciento cinco pesos) dividido en 8.201.754.580 (ocho mil doscientos un millones setecientos cincuenta y cuatro mil quinientos ochenta) acciones nominativas y sin valor nominal, incluida la revalorización del capital propio a que se refiere el artículo 10 de la Ley N° 18.046, al 31 de diciembre de 1998, y que constituía el capital suscrito y pagado de la sociedad al 24 de junio de 1999, fecha en que la junta extraordinaria de accionistas de esa misma fecha, acordó aumentarlo a $1.214.821.075.- (mil doscientos catorce millones ochocientos veintiún mil setenta y cinco pesos) dividido en 9.935.000.000 (nueve mil novecientos treinta y cinco millones) acciones nominativas y sin valor nominal.

El referido aumento de $303.317.948.500.- (trescientos tres mil trescientos diecisiete millones novecientos cuarenta y ocho mil quinientos pesos) se enteraría con la emisión de 1.733.245.420 (mil setecientos treinta y tres millones doscientos cuarenta y cinco mil cuatrocientos veinte) acciones de pago en el plazo de 3 años, contado desde el 24 de junio de 1999, según lo aprobado por la precitada junta extraordinaria.

Por no haberse emitido, suscrito y pagado  en el señalado plazo ninguna de las acciones correspondientes a dicho aumento de capital, éste quedó reducido, conforme al artículo 24 de la Ley N° 18.046, a la suma efectivamente suscrita y pagada al vencimiento de tal plazo, esto es, a $1.009.510.570.285.- (un billón nueve mil quinientos diez millones quinientos setenta mil doscientos ochenta y cinco pesos) dividido en 8.201.754.580 (ocho mil doscientos un millones setecientos cincuenta y cuatro mil quinientos ochenta) acciones nominativas y sin valor nominal, incluidas en dicha suma las revalorizaciones del capital propio al 31 de diciembre de los años 1999, 2000 y 2001, según los correspondientes balances generales aprobados, respectivamente, en las juntas ordinarias de accionistas de fechas 5 de abril de 2000, 2 de abril de 2001 y 11 de abril de 2002.

Posteriormente, el capital de la sociedad, a contar del ejercicio 2002 y hasta el ejercicio 2006, incluidas las respectivas revalorizaciones del capital propio, tuvo los siguientes montos:

$1.039.795.887.394.- (un billón treinta y nueve mil setecientos noventa y cinco millones ochocientos ochenta y siete mil trescientos noventa y cuatro pesos) dividido en 8.201.754.580 (ocho mil doscientos un millones setecientos cincuenta y cuatro mil quinientos ochenta) acciones nominativas y sin valor nominal, incluida en dicha suma la revalorización del capital propio al 31 de diciembre de 2002, según balance general aprobado por la junta ordinaria de accionistas de fecha 31 de marzo de 2003;

$1.050.193.846.268.- (un billón cincuenta mil ciento noventa y tres millones ochocientos cuarenta y seis mil doscientos sesenta y ocho pesos) dividido en 8.201.754.580 (ocho mil doscientos un millones setecientos cincuenta y cuatro mil quinientos ochenta) acciones nominativas y sin valor nominal, incluida en dicha suma la revalorización del capital propio al 31 de diciembre de 2003, según balance general aprobado por la junta ordinaria de accionistas de fecha 26 de marzo de 2004;

$1.076.448.692.425.- (un billón setenta y seis mil cuatrocientos cuarenta y ocho millones seiscientos noventa y dos mil cuatrocientos veinticinco pesos) dividido en 8.201.754.580 (ocho mil doscientos un millones setecientos cincuenta y cuatro mil quinientos ochenta) acciones nominativas y sin valor nominal, incluida en dicha suma la revalorización del capital propio al 31 de diciembre de 2004, según balance general aprobado por la junta ordinaria de accionistas de fecha 8 de abril de 2005;

$1.115.200.845.356.- (un billón ciento quince mil doscientos millones ochocientos cuarenta y cinco mil trescientos cincuenta y seis pesos) dividido en 8.201.754.580 (ocho mil doscientos un millones setecientos cincuenta y cuatro mil quinientos ochenta) acciones nominativas y sin valor nominal, incluida en dicha suma la revalorización del capital propio al 31 de diciembre de 2005, según balance general aprobado por la junta ordinaria de accionistas de fecha 21 de marzo de 2006; y

$1.138.620.063.108.- (un billón ciento treinta y ocho mil seiscientos veinte millones sesenta y tres mil ciento ocho pesos) dividido en 8.201.754.580 (ocho mil doscientos un millones setecientos cincuenta y cuatro mil quinientos ochenta) acciones nominativas y sin valor nominal, incluida en dicha suma la revalorización del capital propio al 31 de diciembre de 2006, según balance general aprobado por la junta ordinaria de accionistas de fecha 24 de abril de 2007”.

Artículo 2° transitorio         La totalidad del aumento de capital indicado en la letra b) del artículo precedente, deberá encontrarse íntegramente suscrito y pagado dentro del plazo de tres años a contar del 24 de junio de 1999.  Vencido este plazo, sin que se haya enterado el aumento de capital, éste quedará reducido al monto efectivamente suscrito y pagado.